Exhibit 10.1

Execution Copy

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of July 2, 2014 (this “Agreement”), is entered into by and between Forest Laboratories, LLC, a Delaware limited liability company (“Parent”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent.

RECITALS

A. Parent (as successor to Forest Laboratories, Inc.), Royal Empress, Inc., a Delaware corporation (“Merger Sub”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are parties to an Agreement and Plan of Merger, dated as of April 27, 2014 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined below) the right to receive a contingent payment upon the achievement of one of certain milestones as hereinafter described.

AGREEMENT

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means, at the time of determination, any Holder or Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution (a) certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and (b) delivered to the Rights Agent.

“Business Day” means any day except a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction), other than a Change of

Control, pursuant to which a substantial portion of the Intellectual Property (including without limitation, any data, marketing authorizations and applications for marketing authorization) and/or Company Material Contracts held or owned by the Surviving Corporation immediately after the Effective Time and necessary for the production, development and sale of the Product are sold or exclusively licensed (directly or indirectly, including through sale of or exclusive license by any Subsidiary of the Surviving Corporation) to or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“CSA” means the U.S. Controlled Substances Act, as amended.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DEA” means the U.S. Drug Enforcement Administration in the U.S. Department of Justice, or any successor agency.

“Eluxadoline” means the compound having the chemical name 5-({(4-carbamoyl-2,6-dimethyl-L-phenylalanyl)[(1S)-1-(4-phenyl-1H-imidazol-2-yl)ethyl]amino}methyl)-2-methoxybenzoic acid, commonly referred to as “eluxadoline”.

“FDA” means the U.S. Food and Drug Administration, or any successor agency.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone” means each of (a) a Schedule IV Event, (b) a Schedule V Event, and (c) a Non-Schedule Event.

“Milestone Payment” means, as applicable, (a) the Schedule IV Event Payment (in the case of a Schedule IV Event), (b) the Schedule V Event Payment (in the case of a Schedule V Event), and (c) the Non-Schedule Event Payment (in the case of a Non-Schedule Event).

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestone Satisfaction Notice” has the meaning set forth in Section 2.4(a).

“NDA Approval” means the first approval by the FDA of a New Drug Application for the Product.

“Non-Schedule Event” means the occurrence of all of the following: (a) NDA Approval; (b) the FDA having not recommended in connection with such NDA Approval that Eluxadoline be a controlled substance under any Schedule of the CSA; and (c) during the six-month period following such NDA Approval, the DEA not having proposed (or announced the intention to propose) any rule providing for the control of Eluxadoline in any schedule of the CSA.

“Non-Schedule Event Payment” means an amount equal to $30.00 per CVR, payable in cash in United States Dollars.

“Officer’s Certificate” means a certificate (a) signed by the President, a Vice President, the Treasurer or the Secretary of Parent, in his or her capacity as such officer, and (b) delivered to the Rights Agent.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by The Depository Trust Company; or (f) as provided in Section 2.6.

“Person” means any individual, estate, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture or other entity or group (as defined in the Exchange Act), and shall include any successor (by merger or otherwise) thereof or thereto.

“Product” means the product that includes Eluxadoline as the sole active pharmaceutical ingredient that is currently being developed by the Company.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Schedule IV Event” means the occurrence of all of the following: (a) NDA Approval; (b) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any Schedule of the CSA; and (c) the final rule described in clause (b) providing for Eluxadoline to be a controlled substance under Schedule IV of the CSA.

“Schedule IV Event Payment” means an amount equal to $10.00 per CVR, payable in cash in United States Dollars.

“Schedule V Event” means the occurrence of all of the following: (a) NDA Approval; (b) the first publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any Schedule of the CSA; and (c) the final rule described in clause (b) providing for Eluxadoline to be a controlled substance under Schedule V of the CSA.

“Schedule V Event Payment” means an amount equal to $20.00 per CVR, payable in cash in United States Dollars.

“Termination Event” means either: (a) the failure to achieve NDA Approval on or prior to the second anniversary of the date hereof; or (b) the publication in the U.S. Federal Register of a final rule of the DEA that amends Title 21 of the Code of Federal Regulations part 1308 to designate Eluxadoline as a controlled substance under any of Schedule I, Schedule II or Schedule III of the CSA.

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement, each Holder shall be entitled to one CVR for each share of Company Common Stock outstanding or underlying each Option and share of Restricted Stock that is owned by or has been issued to such Holder as of immediately prior to the Effective Time and is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement.

(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than pursuant to a Permitted Transfer.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If a Milestone occurs, then on a date (the “Milestone Payment Date”) that is within 10 Business Days following such event, Parent shall deliver to the Rights Agent (i) a notice (the “Milestone Satisfaction Notice”) which shall be in the form of an Officer’s Certificate stating the date of the satisfaction of such Milestone and that the Holders are entitled to receive the applicable Milestone Payment and (ii) cash in the aggregate amount of the Milestone Payment payable to the Holders. In no event shall payment be made with respect to more than a single Milestone.

(b) The Rights Agent shall promptly, and in no event later than 10 Business Days after receipt, pursuant to Section 2.4(a), of the Milestone Satisfaction Notice and cash in the aggregate amount of the Milestone Payment payable to the Holders, (i) send each Holder at its address set forth in the CVR Register a copy of the Milestone Satisfaction Notice and (ii) pay the Milestone Payment to each of the Holders (the amount which each Holder is entitled to receive, subject to Section 2.4(c), will be based on the applicable Milestone Payment multiplied by the number of CVRs held by such Holder at the time of such payment as reflected on the CVR Register) by check mailed to the address of each Holder as set forth in the CVR Register as of the close of business on the first Business Day prior to the Milestone Payment Date.

(c) Except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Holders and the parties hereto agree to treat the CVRs and the Milestone Payment for all Tax purposes as additional consideration for the shares of Common Stock, Options and shares of Restricted Stock pursuant to the Merger Agreement, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law. Parent and the Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(d) Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Milestone Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Payment by the Rights Agent set forth in Section 2.4(b) shall be extended by a period equal to any delay caused by the Holder providing such forms.

(e) Any portion of the Milestone Payment that remains undistributed to the Holders for six months after the Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment, but shall have no greater rights against Parent than may be accorded to general unsecured creditors of Parent under applicable Law.

(f) Neither Parent nor the Rights Agent shall be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. If the Milestone Payment (or portion thereof) made by Parent remains unclaimed by a Holder two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment would otherwise escheat to or become the property of any Governmental Authority), any such Milestone Payment (or portion thereof) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of the CVRs.

(b) The CVRs shall not represent any equity or ownership interest in Parent, in any constituent company to the Merger or any of their respective Affiliates.

2.6 Ability To Abandon The CVR. The Holder of a CVR may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties And Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

(g) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent’s performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have result from the Rights Agent’s gross negligence, bad faith or willful misconduct. Parent’s obligations under this Section 3.2(g) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(h) In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b) Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent by a Board Resolution. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor Rights Agent for all purposes hereunder.

(d) Any Person into which the Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Rights Agent shall be a party, or any Person succeeding to the corporate trust or stockholder services business of the Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(e) Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(f) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent or the corporate trust department of a commercial bank, in either case of national reputation.

3.4 Acceptance of Appointment By Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to

Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

SECTION 4 COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 30 Business Days of the Closing Date.

4.2 Payment of the Milestone Payment. Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders the Milestone Payment, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Fundamental Transactions. In the event that Parent desires to consummate a Change of Control or Carve-Out Transaction after the Effective Date while any Milestone has not been attained but remains eligible to be attained, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control or Carve-Out Transaction, shall cause the Person acquiring Parent (or acquiring substantially all of its assets or otherwise exclusively licensing rights to Eluxadoline) with respect to a Change of Control or the Person acquiring the subject Intellectual Property rights, Company Material Contracts and/or Subsidiaries with respect to a Carve-Out Transaction to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control or Carve-Out Transaction) obligations, duties and covenants under this Agreement. No later than five Business Days prior to the consummation of any Change of Control or Carve-Out Transaction, Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with this Section 4.3 and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 5 AMENDMENTS

5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Parent, when authorized by a Board Resolution, at any time and from time to time, may unilaterally enter into one or more amendments hereto, for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; or

(v) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.2 Amendments With Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.2 Notices To Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Forest Laboratories, LLC

909 Third Avenue

New York, NY 10022

Attention: A. Robert D. Bailey, General Counsel

Facsimile: (212) 224-6740

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Andrew W. Ment

Facsimile: (646) 441-9012

if to the Rights Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Corporate Trust Department

with a copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: General Counsel

Facsimile: (718) 331-1852

6.3 Notice To Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4 Successors and Assigns; Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Holders and the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Parent’s prior written consent; provided, however, that the Rights Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division or subsidiaries of the Rights Agent, in connection with its reorganization, or to successors of all or a majority of the Rights Agent’s assets or business without the prior written consent of Parent upon at least 30 days’ written notice to Parent; provided, further, however that, in connection with any such assignment, the Rights Agent shall agree to remain liable for the performance of its obligations hereunder. Except in connection with a Carve-Out Transaction or a Change of Control, Parent may not assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.4 shall be void and of no effect.

6.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any rights, remedies, benefits, obligations, liabilities or claims under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement.

6.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6.6 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

6.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.8 Legal Holidays. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

6.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

6.10 Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the earlier to occur of (a) the payment of the Milestone Payment required to be paid under the terms of this Agreement and (b) a Termination Event. The termination of this Agreement shall not affect or limit the right to receive the Milestone Payment under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

6.11 Enforcement of Agreement. In the event that a Holder is required to take any action to enforce such Holder’s rights hereunder, such Holder, in addition to all other rights and remedies available hereunder, shall have the right to recover from Parent all out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection therewith.

6.12 Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

6.13 No Obligation. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates, be required to undertake any level of efforts, or employ any level of resources, to develop, market, or commercialize Eluxadoline or any product containing Eluxadoline.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FOREST LABORATORIES, LLC

By:	/s/ A. ROBERT D. BAILEY
Name: A. Robert D. Bailey
Title: Chief Legal Officer and Corporate Secretary

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CONTINGENT VALUE RIGHTS AGREEMENT

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ MICHAEL A. NESPOLI
Name: Michael A. Nespoli
Title: Executive Director

SIGNATURE PAGE

CONTINGENT VALUE RIGHTS AGREEMENT